Exhibit 10.1

SHUTTERSTOCK, INC.

 July 13, 2026

Rikki Powell
via email delivery

Re: Employment Agreement Acknowledgement

Dear Rik:

Reference is made to your Employment Agreement, effective November 1, 2024, with Shutterstock, Inc., a Delaware company (collectively, including all direct and indirect subsidiaries and affiliated entities, the “Company”), dated as of October 30, 2024 (the “Employment Agreement”).  Terms used but not otherwise defined herein shall have the meaning ascribed to such term in the Employment Agreement.

Effective July 13, 2026, in addition to your position as the Company’s Chief Financial Officer, you accept being appointed Interim Chief Executive Officer of the Company.  In consideration of your new position, you will receive (i) additional cash compensation of $75,000 per month for each month of service as Interim Chief Executive Officer, and (ii) a one-time grant of restricted stock units with a grant date value of $450,000, which will cliff vest on the six-month anniversary of the your appointment as Interim Chief Executive Officer, subject to your continued service as employee (but without regard to whether you remain as Interim Chief Executive Officer) with the Company through such date; provided, that such restricted stock unit award will be forfeited in the event you are terminated for Cause or voluntarily resign prior to the vesting date ((i) and (ii) collectively, the “Interim CEO Consideration”).  The Interim CEO Consideration is in addition to your existing compensation under your Employment Agreement for service as the Company’s Chief Financial Officer which will remain unchanged.  You further acknowledge and agree the additional Interim Chief Executive Officer duties placed on you, as well as the removal of these duties in the future, shall not constitute or give rise to a termination without Cause or, following a Change in Control, a resignation for Good Reason under the Employment Agreement.

Except as expressly modified by this letter, all terms and provisions of your Employment Agreement shall continue unchanged and in full force and effect.

Please sign and date this letter below and return the signed and dated letter to me to acknowledge your agreement to this letter.

Sincerely,

Shutterstock, Inc.
/s/ Sara Birmingham
Name: Sara Birmingham
Title: Chief Human Resource Officer

ACKNOWLEDGED & AGREED:

/s/ Rikki Powell
Rikki Powell

Date: July 13, 2026